Exhibit (n)(2)

CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Ironwood Capital Management Corp. (“Ironwood”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Ironwood for the period April 1, 2017 through June 30, 2026, issued by Adviser Compliance Associates, LLC doing business as ACA Compliance Group and to related references to our firm, included in or made a part of the registration statement under the Investment Company Act of 1940 and the Securities Act of 1933 for the Ironwood Institutional Multi-Strategy Fund LLC fund.

August 21, 2026

Adviser Compliance Associates, LLC

By:	/s/ Jaimie Douglas
Jaimie Douglas
Associate General Counsel